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                                                                   Exhibit 21.1

                                    CIBER, INC.
                                LIST OF SUBSIDIARIES
                               AS OF AUGUST 31, 1998


CIBER Information Services, Inc., a Delaware corporation CIBER Employee Services, Inc., a Delaware corporation
CIBER Associates, Inc., a Delaware corporation
The Constell Group, Inc., a New Jersey corporation
KCM Computer Consulting, Inc., a Maryland corporation Technology Management Group, Inc., a Washington corporation Spectrum Technology Group, Inc., a New Jersey corporation Business Information Technology, Inc., a Delaware corporation The Summit Group, Inc., an Indiana corporation
CIBER Network Services, Inc., a Delaware corporation
CNSI California, Inc., a Delaware corporation